================================================================================

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                        The Santa Cruz Operation, Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                          --Enter Company Name Here--
--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (4) Date Filed:

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Notes:

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                         To Be Held February 23, 1999

TO THE SHAREHOLDERS:

  NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of THE SANTA CRUZ OPERATION, INC., a California corporation (the "Company"), will be held on Tuesday, February 23, 1999, at 3:00 p.m., local time, at the Cocoanut Grove Banquet and Conference Center, located at 400 Beach Street, Santa Cruz, California, 95060, for the following purposes:

  1. To elect directors to serve until the next Annual Meeting of Shareholders and until their successors are elected.

  2. To approve an amendment to the Company's 1994 Incentive Stock Option Plan (the "Option Plan") to increase the number of shares reserved for issuance under the Option Plan by 2,000,000 shares.

  3. To approve an amendment to the Company's 1993 Director Option Plan (the "Director Plan") to increase the number of shares reserved for issuance under the Director Plan by 200,000 shares.

  4. To approve an amendment to the Company's 1993 Employee Stock Purchase Plan (the "Purchase Plan") to increase the number of shares reserved for issuance under the Purchase Plan by 750,000 shares.

  5. To ratify the appointment of PricewaterhouseCoopers LLP as independent public accountants of the Company for the fiscal year ending September 30, 1999.

  6. To transact such other business as may properly come before the meeting or any adjournment thereof.

  The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

  Only shareholders of record at the close of business on December 31, 1998 are entitled to notice of and to vote at the meeting.

  All shareholders are cordially invited to attend the meeting in person. However, to assure your representation at the meeting, you are urged to mark, sign, date and return the enclosed Proxy as promptly as possible in the postage-prepaid envelope enclosed for that purpose or to cast your vote via the telephone or the Internet. Any shareholder attending the meeting may vote in person even if he or she has returned a Proxy.

                                      Sincerely,

                                      Steven M. Sabbath
                                      Secretary

Santa Cruz, California
January 22, 1999

                            YOUR VOTE IS IMPORTANT.
            IN ORDER TO ASSURE YOUR REPRESENTATION AT THE MEETING,
        YOU ARE REQUESTED TO COMPLETE, SIGN AND DATE THE ENCLOSED PROXY
  AS PROMPTLY AS POSSIBLE AND RETURN IT IN THE ENCLOSED ENVELOPE OR COMPLETE
                 YOUR PROXY VIA THE TELEPHONE OR THE INTERNET.

                        THE SANTA CRUZ OPERATION, INC.

                           PROXY STATEMENT FOR 1999
                        ANNUAL MEETING OF SHAREHOLDERS

                INFORMATION CONCERNING SOLICITATION AND VOTING

General

  The enclosed Proxy is solicited on behalf of the Board of Directors of THE SANTA CRUZ OPERATION, INC., a California corporation (the "Company"), for use at the Annual Meeting of Shareholders to be held Tuesday, February 23, 1999, at 3:00 p.m., local time, or at any adjournment thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Shareholders. The Annual Meeting will be held at the Cocoanut Grove Banquet and Conference Center, 400 Beach Street, Santa Cruz, California, 95060. The Company's principal executive offices are located at 400 Encinal Street, Santa Cruz, California, 95061-1900, and its telephone number at that location is (831) 425-7222.

  These proxy solicitation materials and the Annual Report to Shareholders for the year ended September 30, 1998, including financial statements, were first mailed on or about January 22, 1999 to all shareholders entitled to vote at the meeting.

Record Date and Principal Share Ownership

  Shareholders of record at the close of business on December 31, 1998 (the "Record Date"), are entitled to notice of and to vote at the meeting. At the Record Date, 34,373,468 shares of the Company's Common Stock, no par value, were issued and outstanding. No shares of the Company's authorized Preferred Stock were outstanding.

  The following table sets forth certain information regarding the beneficial ownership of Common Stock of the Company as of the Record Date as to (i) each person who is known by the Company to own beneficially more than five percent (5%) of the outstanding shares of its Common Stock, (ii) each director and each nominee for director of the Company, (iii) each of the executive officers named in the Summary Compensation Table below and (iv) all directors and executive officers as a group.

                                                       Common Stock Approximate
         Five Percent Shareholders, Directors          Beneficially Percentage
            and Certain Executive Officers                Owned       Owned(1)
         ------------------------------------          ------------ -----------
Novell, Inc. .........................................  4,741,750      13.8%
 Corporate Headquarters
 122 East 1700 South
 Provo, Utah 84606
Microsoft Corporation.................................  4,217,606      12.3%
 One Microsoft Way
 Redmond, Washington 98052-6399
Douglas L. Michels(2).................................  4,028,400      11.7%
 c/o The Santa Cruz Operation, Inc.
 400 Encinal Street Santa Cruz,
 California 95061-1900
Lawrence Michels(3)...................................  3,149,992       9.2%
 30376 Snowbird Lane
 Evergreen, Colorado 80439

                                                        Common Stock Approximate
         Five Percent Shareholders, Directors           Beneficially Percentage
            and Certain Executive Officers                 Owned       Owned(1)
         ------------------------------------           ------------ -----------
Alok Mohan(4)..........................................    543,229       1.6%
Robert M. McClure(5)...................................    117,332         *
Gilbert P. Williamson(6)...............................    113,500         *
Jean-Francois Heitz(7).................................     95,000         *
R. Duff Thompson(8)....................................     66,500         *
Ninian Eadie(9)........................................     65,500         *
Ronald Lachman(10).....................................    146,400         *
Glenn Ricart(11).......................................      9,500         *
Edwin Adams(12)........................................    180,493         *
James Wilt(13).........................................    328,211         *
John Luhtala(14).......................................     59,999         *
Steven M. Sabbath(15)..................................    129,161         *
John H. Moyer(16)......................................     73,994         *
All directors and executive officers as a group
 (16 persons)(17)......................................  6,798,829      18.8%

--------
*  Less than one percent
 (1) Applicable percentage of ownership is based on shares of Common Stock outstanding as of the Record Date together with applicable options held by such shareholder. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting and investment power with respect to shares. Shares of Common Stock subject to options currently exercisable or exercisable within sixty (60) days after the Record Date are deemed outstanding for computing the percentage ownership of the person holding such options, but are not deemed outstanding for computing the percentage of any other person.
 (2) Includes 70,775 shares issuable upon exercise of options to purchase shares of Common Stock that are exercisable within sixty (60) days after the Record Date. Includes 75,000 shares gifted to the J3D Family Partnership, of which Douglas Michels is the general partner. Douglas Michels is the son of Lawrence Michels.
 (3) Lawrence Michels is the father of Douglas Michels.
 (4) Includes 483,746 shares issuable upon exercise of options to purchase shares of Common Stock that are exercisable within sixty (60) days after the Record Date.
 (5) Includes 114,000 shares issuable upon exercise of options to purchase shares of Common Stock that are exercisable within sixty (60) days after the Record Date.
 (6) Represents 113,500 shares issuable upon exercise of options to purchase shares of Common Stock that are exercisable within sixty (60) days after the Record Date.
 (7) Represents 95,000 shares issuable upon exercise of options to purchase shares of Common Stock that are exercisable within sixty (60) days after the Record Date.
 (8) Represents 66,500 shares issuable upon exercise of options to purchase shares of Common Stock that are exercisable within sixty (60) days after the Record Date.
 (9) Represents 65,500 shares issuable upon exercise of options to purchase shares of Common Stock that are exercisable within sixty (60) days after the Record Date.
(10) Includes 67,500 shares issuable upon exercise of options to purchase shares of Common Stock that are exercisable within sixty (60) days after the Record Date. Includes 7,600 shares held by the Ronald and Mary Ann Lachman Foundation of which Mr. Lachman is a director. Mr. Lachman disclaims beneficial ownership of these shares. Also includes 30,900 shares in trust accounts established for the benefit of his minor children of which Mr. Lachman is a trustee.
(11) Represents 9,500 shares issuable upon exercise of options to purchase shares of Common Stock that are exercisable within sixty (60) days after the Record Date.

(12) Includes 171,809 shares issuable upon exercise of options to purchase shares of Common Stock that are exercisable within sixty (60) days after the Record Date.
(13) Includes 66,957 shares issuable upon exercise of options to purchase shares of Common Stock that are exercisable within sixty (60) days after the Record Date.
(14) Represents 59,999 shares issuable upon exercise of options to purchase shares of Common Stock that are exercisable within sixty (60) days after the Record Date.
(15) Includes 108,936 shares issuable upon exercise of options to purchase shares of Common Stock that are exercisable within sixty (60) days after the Record Date.
(16) Includes 63,396 shares issuable upon exercise of options to purchase shares of Common Stock that are exercisable within sixty (60) days after the Record Date.
(17) Includes 1,731,057 shares issuable upon exercise of options to purchase shares of Common Stock granted to executive officers and directors of the Company that are exercisable within sixty (60) days after the Record Date.

Revocability of Proxies

  Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering a duly executed proxy bearing a later date or by attending the meeting and voting in person.

Voting and Solicitation

  Each shareholder is entitled to one vote for each share held. Every shareholder voting for the election of directors (Proposal One) may cumulate such shareholder's votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of shares that such shareholder is entitled to vote, or distribute such shareholder's votes on the same principle among as many candidates as the shareholder may select, provided that votes cannot be cast for more than seven (7) candidates. However, no shareholder shall be entitled to cumulate votes unless the candidate's name has been placed in nomination prior to the voting and the shareholder, or any other shareholder, has given notice at the meeting, prior to the voting, of the intention to cumulate the shareholder's votes. On all other matters, each share of Common Stock has one vote.

  This solicitation of proxies is made by the Company, and all related costs will be borne by the Company. In addition, the Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Proxies may also be solicited by certain of the Company's directors, officers and regular employees, without additional compensation, personally or by telephone.

Quorum; Abstentions; Broker Non-Votes

  The required quorum for the transaction of business at the Annual Meeting is a majority of the votes eligible to be cast by holders of shares of Common Stock issued and outstanding on the Record Date. Shares that are voted "FOR," "AGAINST" or "WITHHELD FROM" a matter are treated as being present at the meeting for purposes of establishing a quorum and are also treated as shares entitled to vote at the Annual Meeting (the "Votes Cast") with respect to such matter.

  While there is no definitive statutory or case law authority in California as to the proper treatment of abstentions in the counting of votes with respect to a proposal, the Company believes that abstentions should be counted for purposes of determining both (i) the presence or absence of a quorum for the transaction of business and (ii) the total number of Votes Cast with respect to the proposal. In the absence of controlling precedent to the contrary, the Company intends to treat abstentions in this manner. Accordingly, abstentions will have the same effect as a vote against the proposal. Broker non-votes, shares held by brokers that are present but not voted because the brokers were prohibited from exercising discretionary authority ("broker non-votes"), will be counted for purposes of determining the presence or absence of a quorum for the transaction of business, but will not be counted for purposes of determining the number of Votes Cast with respect to the proposal.

Deadline for Receipt of Shareholder Proposals

  Shareholders are entitled to present proposals for action at a forthcoming meeting if they comply with the requirements of the proxy rules promulgated by the Securities and Exchange Commission. Proposals of shareholders of the Company that are intended to be presented for consideration at the Company's 2000 Annual Meeting of Shareholders must be received by the Company no later than September 24, 1999 in order that they may be considered for inclusion in the proxy statement and form of proxy relating to that meeting.

  The attached proxy card grants the proxy holders discretionary authority to vote on any matter raised at the 1999 Annual Meeting. If a shareholder intends to submit a proposal at the 2000 Annual Meeting that is not eligible for inclusion in the proxy statement and proxy, the stockholder must do so no later than December 8, 1999. If such a shareholder fails to comply with the foregoing notice provision, the proxy holders will be allowed to use their discretionary voting authority when the proposal is raised at the 2000 Annual Meeting.

                                 PROPOSAL ONE
                             ELECTION OF DIRECTORS

Nominees

  A board of seven (7) directors is to be elected at the Annual Meeting of Shareholders. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the Company's seven (7) nominees named below, seven of which are presently directors of the Company. In the event that any nominee of the Company is unable or declines to serve as a director at the time of the Annual Meeting of Shareholders, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. The Company is not aware of any nominee who will be unable or will decline to serve as a director. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them in such a manner (in accordance with cumulative voting) as will assure the election of as many of the nominees listed below as possible, and, in such event, the specific nominees to be voted for will be determined by the proxy holders. The term of office for each person elected as a director will continue until the next Annual Meeting of Shareholders or until a successor has been elected and qualified.

Vote Required

  If a quorum is present and voting, the seven (7) nominees receiving the highest number of votes will be elected to the Board of Directors (the "Board"). Votes withheld from any nominee are counted for purposes of determining the presence or absence of a quorum. Abstentions and broker non-votes will be counted as present for the purposes of determining if a quorum is present.

Nominees

  The names of the nominees and certain information about them are set forth below:

                                                                        Director
           Name of Nominee             Age  Position with the Company    Since
           ---------------             ---  -------------------------   --------
Alok Mohan............................  50 Chairman                       1994
Douglas L. Michels....................  44 President, Chief Executive     1979
                                            Officer and Director
Robert M. McClure(2)..................  63 Director                       1993
Gilbert P. Williamson(1)..............  61 Director                       1993
R. Duff Thompson(1)...................  48 Director                       1995
Ronald Lachman(1).....................  42 Director                       1996
Ninian Eadie(2).......................  61 Director                       1996

--------
(1)Member of the Compensation Committee
(2)Member of the Audit Committee

  Mr. Mohan became Chairman of the Board of Directors in April 1998. Prior to this appointment, he served as President since December 1994 and as Chief Executive Officer since July 1995 until April 1998. In December 1994, he was elected as a director and assumed the position of President and Chief Operating Officer. Prior to this appointment, beginning in May 1994, Mr. Mohan served as Senior Vice President, Operations and Chief Financial Officer. Prior to joining the Company, Mr. Mohan was employed with NCR Corporation, where he served as Vice President and General Manager of the Workstation Products Division, from January 1990 until July 1993 before assuming the position of Vice President of Strategic Planning and Controller, with responsibility for financial planning and analysis as well as worldwide reporting from July 1993 to May 1994.

  Mr. Michels was named President and Chief Executive Officer in April 1998. Mr. Michels was the principal architect of the Company's technology strategy and served as the head of product development between June 1997 and April 1998 and as Chief Technical Officer between February 1993 and June 1997. Mr. Michels has served as a director of the Company since 1979 and served as the Company's Executive Vice President between 1979, when he co-founded the Company, and April 1998. Mr. Michels is one of the founders of Uniforum, a UNIX user consortium, and served as its President from 1989 to 1990.

  Dr. McClure became a director of the Company in May 1993. Since 1978 he has served as President of Unidot, Inc., which he founded to specialize in the design of sophisticated computer software and hardware for equipment manufacturers worldwide. Dr. McClure also serves as a director of General Automation, Inc. and IPT Corporation.

  Mr. Williamson became a director of the Company in May 1993. From September 1991 until May 1993, he served as Chairman of the Board and Chief Executive Officer of NCR Corporation, and also served as a member of the Board of Directors of AT&T. He retired from NCR and the AT&T board of directors in May 1993. From January 1989 until September 1991, he served as President of NCR and as a director, and prior to that time served as Executive Vice President for marketing at NCR for three years. Mr. Williamson is also a director of Roberds, an Ohio-based retailer; Vertel (formerly Retix), a California-based communications technology company; and Fifth Third Bank (formerly Citizens Federal Bank, F.S.B.) headquartered in Dayton, Ohio. He also serves on the Board of Directors of two other private companies: Dean Investments and French Oil Mill Machinery.

  Mr. Thompson was appointed as a director of the Company in December 1995. Mr. Thompson is Managing General Partner of EsNet, Ltd., an investment group which is active in both technology and real estate ventures. From June 1994 to January 1996, he served as Senior Vice President of the Corporate Development Group of Novell, Inc. ("Novell"). Prior to that time, he served as Executive Vice President and General Counsel for WordPerfect Corporation, and before joining WordPerfect Corporation in 1986, he was a partner with the Salt Lake City law firm of Callister, Duncan & Nebeker. Mr. Thompson is a former Chairman of the Board of the Business Software Alliance, the principal software industry association dealing with software industry issues, including copyright protection and public policy.

  Mr. Lachman became a director of the Company in February 1996. He is the Chairman and founder of Internet Dynamics, Inc., a developer of Internet software for PC-based servers. Prior to founding Internet Dynamics in April 1995, he founded Lachman Associates in January 1975 and served as its President from January 1975 until June 1989, and in January 1993 he founded Lachman Technology, serving as its President from January 1993 until May 1994. Both Lachman companies developed networking software shipped with most UNIX servers. Mr. Lachman served as Executive Vice President of Interactive Systems, a Kodak Company, from June 1989 through the end of 1992. He is a director of several other private networking/software companies.

  Mr. Eadie became a director of the Company in April 1996. He retired from International Computers Limited ("ICL") in April 1997. Mr. Eadie served as ICL's Group Executive Director,

Technology, from January 1994 until July 1996, responsible for research, development, manufacturing and third party distribution of all ICL products. Prior to that he served as President of ICL Europe from January 1990 until January 1994 and from May 1988 until January 1990, as President, ICL International. Mr. Eadie served on ICL's Board of Directors from 1984 until 1997, and was a member of ICL's Executive Management Committee from 1988 until 1997. He was a member of the SCO (UK) Advisory Board from June 1994 until his appointment to SCO's Board in April 1996.

  Jean-Francois Heitz, a director since September 1994, and Glenn Ricart, a director since February 1998 will not be standing for re-election this year. The Company appreciates both Mr. Heitz's and Mr. Ricart's service and will miss their presence and contributions.

  There is no family relationship between any director or executive officer of the Company.

Board Meetings and Committees

  The Board of Directors of the Company held a total of eight (8) meetings during fiscal year 1998, three (3) of which were held by telephone conference call. Each director attended at least seventy-five percent (75%) of the cumulative meetings of the Board of Directors and committees thereof, if any, upon which such director served, except for Ninian Eadie, Glenn Ricart and R. Duff Thompson. The Board of Directors has a Compensation Committee, an Audit Committee and a Stock Option Committee. The Board of Directors has no nominating committee or any committee performing such functions.

  The Compensation Committee, which consisted of directors Ronald Lachman, R. Duff Thompson and Gilbert Williamson at the end of fiscal year 1998, met eleven (11) times during the fiscal year. Their successors on the Compensation Committee will be determined at the February 23, 1999 Board meeting. This Committee is responsible for determining salaries, incentives and other forms of compensation for directors and executive officers of the Company and administers various incentive compensation and benefit plans.

  The Audit Committee, which consisted of directors Ninian Eadie, Jean-Francois Heitz, Robert McClure and Glenn Ricart at the end of fiscal year 1998, met five (5) times during the fiscal year. Their successors on the Audit Committee will be determined at the February 23, 1999 Board meeting. This Committee is responsible for overseeing actions taken by the Company's independent auditors and reviewing the Company's internal financial controls.

Compensation Committee Interlocks and Insider Participation

  The Compensation Committee makes recommendations to the Board of Directors concerning salaries and incentive compensation for directors and officers of the Company. Mr. Michels and Mr. Mohan, both of whom served as President and Chief Executive Officer of the Company during fiscal year 1998, are not members of the Compensation Committee and cannot vote on matters decided by the Committee. Mr. Michels and Mr. Mohan have participated in the discussions and decisions regarding salaries and incentive compensation for all employees of and consultants to the Company, except that both Mr. Michels and Mr. Mohan have been excluded from discussions and decisions regarding their own salary and incentive compensation. No executive officer of the Company serves as a member of the board of directors or compensation committee of any entity that has one or more executive officer serving as a member of the Company's Board of Directors or compensation committee ("Interlock"). There are no Interlocks between the Company's Board of Directors or Compensation Committee and boards of directors or compensation committees of other companies.

                                 PROPOSAL TWO

         APPROVAL OF AMENDMENT TO THE 1994 INCENTIVE STOCK OPTION PLAN

  At the Annual Meeting, the shareholders are being asked to approve an amendment to the Company's 1994 Incentive Stock Option Plan (the "Option Plan") to increase the number of shares of Common Stock reserved for issuance thereunder by 2,000,000 shares.

  The foregoing amendment was approved by the Board of Directors in November 1998. The adoption of the 1994 Plan, the successor to the Company's 1984 Incentive Stock Option Plan, was approved by the Board of Directors and by the shareholders in February 1994. As of the Record Date, options to purchase an aggregate of 9,864,676 shares were outstanding and 1,946,569 shares were available for future grant. In addition, 3,202,420 shares had been purchased pursuant to the exercise of stock options granted under the Option Plan. The Option Plan authorizes the Board of Directors to grant incentive and nonstatutory stock options to eligible employees and consultants of the Company. The Option Plan is structured to allow the Board of Directors broad discretion in creating equity incentives in order to assist the Company in attracting, retaining and motivating the best available personnel for the successful conduct of the Company's business.

  During fiscal year 1998, the Board of Directors granted options to purchase 3,014,333 shares under the Option Plan, of Common Stock to a total of 871 optionees. The Board of Directors believes that equity incentives in the form of stock options or stock purchase rights are an integral part of the Company's overall compensation program and an effective way to provide incentives to employees. The Company's standard vesting program provides that options become exercisable at a rate of twenty-five percent (25%) of the shares subject to such option per year. This results in long term incentives for the employees, which benefit the Company because the employees' stock options are earned over a four-year period.

Vote Required and Board of Director Recommendation

  The affirmative vote of a majority of the Votes Cast will be required under California law to approve the amendment to the Option Plan. An abstention or non-vote is not an affirmative vote and, therefore, will have the same effect as a vote against the proposal.

  The Board of Directors unanimously recommends a vote "FOR" the amendment to the Option Plan.

Summary of the Option Plan

  The essential features of the Option Plan are outlined below.

Purpose

  The purposes of the Option Plan are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to employees and consultants of the Company and to promote the success of the Company's business.

Eligibility

  The Option Plan provides that options may be granted to any director, officer, employee or consultant of the Company or any of its designated subsidiaries. Incentive stock options may be granted only to employees (including officers and employee-directors). The Board of Directors or a committee of the Board (for the purposes of this plan description, "Board" shall mean either the Board or a committee appointed by the Board) selects the recipients of awards under the Option Plan and determines the number of shares to be subject to each option.

Administration; Limits on Grants

  The Option Plan provides for administration by the Board. The Option Plan is administered so as to satisfy certain requirements under the federal securities laws, including under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), applicable California corporate law, and the Internal Revenue Code of 1986, as amended (the "Code"). Except as noted below, the Board has full power to select, from among the employees and consultants eligible for awards, the individuals to whom awards will be granted, to make any combination of awards to any participant and to determine the specific terms of each grant, subject to the provisions of the Option Plan. The interpretation and construction of any provision of the Option Plan is within the sole discretion of the Board, whose determination is final and conclusive.

  The Option Plan places specific limitations on the discretion allowed to the Board in granting options and stock purchase rights to officers. These limitations are intended to preserve the Company's ability to deduct for federal income tax purposes the compensation expense relating to stock options and stock purchase rights granted to certain executive officers under the Option Plan. Without these provisions in the Option Plan, the federal income tax legislation enacted in August 1993 would limit the Company's ability to deduct such compensation expense. The limitations provide that no officer shall be granted, in any fiscal year or over the remaining term of the Option Plan, options and stock purchase rights to purchase more than the number of shares issuable under the Option Plan.

  The limits imposed by the August 1993 tax legislation on the Company's ability to deduct compensation paid to certain of the Company's executive officers apply not only to the persons currently serving in the effected group, but also may be interpreted to apply to any person who in the future becomes one of the effected group of executive officers. However, the limits on deductibility do not apply to compensation attributable to stock options or stock purchase rights if, among other things, the plan under which the options or rights are granted includes limits on the discretion to make grants such as those described above. The limits on the discretion of the Board as to individual grants have been included in the Option Plan solely to preserve the Company's ability to deduct such compensation. To the extent the Board determines in the future that such limitations are not required to preserve the deductibility of compensation related to such stock options and appreciation rights, the Board may modify or eliminate these limitations.

  See discussion below under "Certain United States Federal Income Tax Information" for a summary of the general rules governing the availability to the Company of tax deductions in connection with stock options or stock purchase rights granted under the Option Plan.

Terms of Options

  Each option is evidenced by a written stock option agreement between the Company and the optionee and is subject to the terms and conditions listed below, but specific terms may vary:

  Exercise of the Option: The Board of Directors determines when options granted under the Option Plan may be exercised. An option is exercised by giving written notice of exercise to the Company, specifying the number of full shares of Common Stock to be purchased and tendering payment to the Company of the purchase price. Payment for shares issued upon exercise of an option may consist of cash, check, promissory note, exchange of shares of the Company's Common Stock or such other consideration as determined by the Board of Directors.

  Exercise Price: The exercise price of options granted under the Option Plan is determined by the Board of Directors, but the exercise price of incentive stock options may not be less than one hundred percent (100%) of the fair market value of the Company's Common Stock, which is defined to be the closing price as reported by the Nasdaq National Market, on the last market trading day prior to the date of the grant of the option. In the case of incentive stock options granted to an optionee who owns more than ten percent (10%) of the voting power or value of all classes of stock of the Company, the exercise price must be not less than one hundred and ten percent (110%) of the fair market value on the date of grant. Although it is currently anticipated that the exercise price of nonstatutory stock options will generally not be less than eighty-five percent (85%) of the fair market value of the Company's Common Stock on the date of grant, the Option Plan provides that the exercise price of nonstatutory stock options shall be determined by the Board. The closing sale price of the Company's Common Stock on the Record Date was $4.4375.

  Termination of Employment: The Option Plan provides that if the optionee's employment or consulting relationship with the Company is terminated for any reason, other than death or permanent disability, an option may thereafter be exercised (to the extent it was then exercisable) within such time period as is determined by the Board (which shall be no more than three months in the case of an incentive stock option), subject to the stated term of the option. If the optionee's employment or consulting relationship with the Company terminates as a result of the optionee's permanent disability, the optionee may exercise an option at any time within a period determined by the Board not to be less than six (6) months or, in the case of an incentive stock option, and not to exceed twelve (12) months following the date of such termination (but in no event later than the expiration of the term of the option), but only to the extent that the optionee was entitled to exercise the option on the date of such termination.

  Death: If an optionee should die while an employee or a consultant of the Company, the optionee's estate may exercise an option until the term of the option or other shorter period set forth in the option agreement, but only to the extent that the optionee would have been entitled had the optionee continued living and remained in continuous status as an employee or consultant for six (6) months after date of death.

  Termination of Options: The terms of options granted under the Option Plan may not exceed ten (10) years from the date of grant. However, any incentive stock option granted to an optionee who, at the time such option is granted, owned more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or a parent or subsidiary corporation, may not have a term of more than five (5) years. No option may be exercised by any person after such expiration.

  Non-transferability of Options: All options are non-transferable by the optionee, other than by will or by the laws of descent and distribution, and during the lifetime of the optionee may be exercised only by such optionee.

  Rights Upon Exercise: Until an option has been properly exercised, that is, proper written notice and full payment have been received by the Company, no rights to vote or receive dividends or any other rights as a shareholder shall exist with respect to the optioned stock.

  Other Provisions: The option agreement may contain such other terms, provisions and conditions not inconsistent with the Option Plan as may be determined by the Board of Directors.

Adjustment Upon Changes in Capitalization

  In the event any change, such as a stock split or dividend, is made in the Company's capitalization that results in an increase or decrease in the number of outstanding shares of

Common Stock without receipt of consideration by the Company, an appropriate adjustment shall be made to the exercise price and number of shares subject to each outstanding option and to the number of shares which have been reserved for issuance under the Option Plan. In the event of the proposed dissolution or liquidation of the Company, all outstanding options automatically terminate unless otherwise provided by the Board. The Board of Directors may in such event and in its sole discretion declare that any option shall terminate as of a fixed date and give each optionee the right to exercise his or her option as to all or any part of the optioned stock, including shares as to which the option would not otherwise be exercisable. Subject to the change in control provisions described below, in the event of a merger of the Company with another corporation, or the sale of substantially all of the assets of the Company, the Option Plan provides that each outstanding option shall be assumed or an equivalent option shall be substituted by the successor corporation. If the successor corporation does not agree to assume the option or to substitute an equivalent option, the Board of Directors shall provide for the optionee to have the right to exercise the option as to all of the optioned stock, including shares as to which the option would not otherwise be exercisable.

Change in Control Provisions

  The Option Plan provides that in the event of a "Change of Control" of the Company (as defined below) any or all or none of the following acceleration and valuation provisions shall apply, as determined by the Board of Directors in its discretion in the event of a Change of Control: (i) all stock options outstanding as of the date such Change of Control is determined to have occurred that are not yet exercisable and vested on such date will become immediately vested and fully exercisable and (ii) to the extent exercisable and vested, the value of all outstanding options, unless otherwise determined by the Board of Directors prior to any Change in Control but at or after the time of grant, will be cashed out at the "Change in Control Price" (as defined below) reduced by the exercise price applicable to such options. A "Change of Control" means the occurrence of (i) the acquisition by a person or entity (other than the Company, one of its subsidiaries or a Company employee benefit plan or trustee thereof) of securities representing twenty-five percent (25%) or more of the combined voting power of the Company, (ii) a transaction approved by the shareholders and involving the sale of all or substantially all of the assets of the Company or the merger or consolidation of the Company with or into another corporation, other than a merger or consolidation where the shareholders immediately prior to such transaction continue to own securities representing at least seventy-five percent (75%) or more of the combined voting power of the Company, or (iii) a change in the composition of the Board of Directors occurring within a two-year period, as a result of which fewer than a majority of the directors are incumbent directors. The "Change in Control Price" shall be, as determined by the Board, (i) the highest closing sale price of a share of Common Stock as reported by the Nasdaq National Market at any time within the sixty (60) day period immediately preceding the date of determination of the Change in Control Price by the Board or (ii) the highest price paid or offered per share, as determined by the Board, in any bona fide transaction or bona fide offer related to the Change in Control of the Company at any time within such sixty
(60) day period or (iii) such lower price, as the Board, in its discretion, determines to be a reasonable estimate of the fair market value of a share of Common Stock.

Amendment and Termination

  The Board of Directors may amend, alter, suspend or terminate the Option Plan at any time or from time to time, but any such amendment, alteration, suspension or termination shall not adversely affect any option then outstanding under the Option Plan, without the consent of the holder of the option. In any event, the Option Plan will terminate in 2004.

  In addition, to the extent necessary to comply with Rule 16b-3 under the Securities Exchange Act of 1934, as amended, or with Section 422 of the Code (or any other applicable law or regulation), the Company shall obtain shareholder approval of any amendment of the Option Plan in such a manner and to such a degree as required.

Certain United States Federal Income Tax Information

  Options granted under the Option Plan may be either "incentive stock options," as defined in Section 422 of the Code, or nonstatutory options.

  An optionee who is granted an incentive stock option will not recognize income either at the time the option is granted or upon its exercise, although the exercise may subject the optionee to the alternative minimum tax. Upon a sale or exchange of the shares more than two years after the grant of the option and one year after its exercise, any gain or loss will be treated as long-term capital gain or loss. If these holding periods are not satisfied ("premature disposition"), the optionee will recognize ordinary income at the time of the sale or exchange equal to the difference between the exercise price and the lower of (i) the fair market value of the shares on the date of exercise or (ii) the sale price of the shares. A different rule for measuring ordinary income upon such a premature disposition may apply if the optionee is also an officer, director, or 10% shareholder of the Company.

  Any gain or loss recognized on such a premature disposition of the shares in excess of the amount treated as ordinary income will be characterized as long-term or short-term capital gain or loss, depending on the holding period. Generally, the Company will be entitled to a deduction in the same amount as the ordinary income recognized by the optionee at the time of such disposition.

  Options that do not qualify as incentive stock options are referred to as nonstatutory options. An optionee will not recognize income at the time a nonstatutory option is granted. However, upon its exercise, the optionee will recognize ordinary income generally measured as the excess of the then fair market value of the shares over the exercise price. Any ordinary income recognized in connection with the exercise of a nonstatutory option by an optionee who is also an employee of the Company will be subject to tax withholding by the Company. Generally, the Company will be entitled to a tax deduction in the same amount as the ordinary income recognized by the optionee upon exercise of a nonstatutory stock option. Upon sale of the shares by the optionee, any difference between the sale price and the optionee's purchase price, to the extent not recognized as ordinary income as described above, will be treated as long-term or short-term capital gain or loss, depending on the holding period.

  The foregoing is only a summary of the effect of federal income taxation upon the optionee and the Company with respect to the grant and exercise of options under the Option Plan. It does not purport to be complete, and it does not discuss the tax consequences of the optionee's death or the income tax laws of any municipality, state or foreign country in which an optionee may reside.

Participation in the Option Plan

  The following table sets forth, for each of the executive officers named in the Summary Compensation Table below (the "Named Executive Officers"), all current executive officers as a group, all current directors who are not executive officers as a group, and all other employees as a group, with respect to the Option Plan: (i) the market value of the shares of Common Stock underlying the options granted to such persons or group of persons during the fiscal year ended

September 30, 1998, minus the exercise price of such shares; and (ii) the number of shares of the Company's Common Stock subject to options granted under the Option Plan during fiscal year 1998.

                       1994 Incentive Stock Option Plan

                                                 Number of Shares
                                                Subject to Options    Dollar
   Name of Individual or Identity of Group          Granted (#)    Values ($)(1)
   ---------------------------------------      ------------------ -------------
Alok Mohan....................................            -0-              -0-
Douglas L. Michels............................        413,027          260,601
Edwin Adams...................................            -0-              -0-
John Luhtala..................................         70,000          131,250
Steven M. Sabbath.............................         35,000           65,625
John H. Moyer.................................         35,000           65,625
James Wilt....................................        245,000          179,687
All Named Executive Officers as a group.......        798,027          702,788
All current executive officers as a group.....      1,443,027        1,052,788
All current nonemployee directors as a group..         24,000              -0-
All other employees (including current
 officers who are not executive officers) as a
 group........................................      1,547,306          879,722

--------
(1) Market value of shares based on a closing price of $ 4.4375 on the Nasdaq National Market on December 31, 1998, minus the exercise price. Shares subject to an option with an option exercise price greater than $4.4375 are considered to have zero dollar value.

                                PROPOSAL THREE
            APPROVAL OF AMENDMENT TO THE 1993 DIRECTOR OPTION PLAN

  At the Annual Meeting, the shareholders are being asked to approve an amendment to the Company's 1993 Director Option Plan (the "Director Plan") to increase the number of shares reserved for issuance under the Director Plan by 200,000 shares, bringing the total number of shares reserved under the Director Plan to 1,150,000. The foregoing amendment was approved by the Board of Directors in November 1998.

  The Company believes that the ability to grant stock options to directors is an important factor in attracting and retaining the best available individuals for service as directors of the Company. Each year the Company reviews the number of shares available for issuance under the Director Plan. Then, based on the Company's estimates of the incentive value of stock options and the number of current and potential future vacancies on the Board of Directors, management presents to the Board a recommendation for the addition of shares to the pool reserved for issuance under the Director Plan. The Board reviews this recommendation and presents a proposal such as this one to the shareholders for approval.

  The Director Plan was adopted by the Board of Directors in March 1993 and approved by the Company's shareholders in May 1993. As of the Record Date, options to purchase an aggregate of 489,000 shares were outstanding, 6,000 options had been exercised and 455,000 shares remained available for issuance pursuant to future option grants under the Director Plan. The range of exercise prices per share for options outstanding under the Director Plan at the Record Date was from $4.375 to $12.00, and the weighted average exercise price per share was approximately $6.651. Expiration dates for outstanding options range from May 15, 2003 to October 1, 2008.

Vote Required and Board of Director Recommendation

  The affirmative vote of the majority of the Votes Cast will be required under California law to approve the amendment to the Director Plan. An abstention or non-vote is not an affirmative vote and, therefore, will have the same effect as a vote against the proposal.

  The Company's Board of Directors unanimously recommends a vote "FOR" the amendment to the Director Plan.

  The essential features of the Director Plan are outlined below.

Summary of Director Plan

Purpose

  The purposes of the Director Plan are to attract and retain the best available individuals for service as nonemployee directors of the Company ("Outside Directors"), to provide additional incentive to the Outside Directors and to encourage their continued service on the Board.

Administration

  The Director Plan is administered by the Board of Directors, who receive cash compensation for their attendance at the Board of Director's meetings and an annual election to receive either cash compensation or an annual stock option grant. All grants of options under the Director Plan are automatic and non-discretionary pursuant to the terms of the Director Plan. All questions of interpretation or application of the Director Plan are determined by the Board, whose decisions are final and binding upon all participants.

Eligibility

  Options under the Director Plan may be granted only to Outside Directors of the Company. As of the Record Date, there were seven (7) Outside Directors of the Company, five (5) of which have been nominated to serve as directors for the next year.

Participation

  Participation in the Director Plan provides for grants of options to be made in two ways:

  a. Each Outside Director is automatically granted an option to purchase 40,000 shares (the "Initial Grant") upon the date on which such individual first becomes a director, whether through election by the shareholders of the Company or by appointment by the Board of Directors in order to fill a vacancy; and

  b. Each Outside Director who continues to serve on the Board, receives on the first day of each fiscal year of the Company, an option to purchase 6,000 shares (the "Annual Grant").

  An Outside Director may elect to receive cash compensation in lieu of an Annual Grant. Each Outside Director who makes such an election shall receive cash compensation per Board meeting payable at a rate determined by the Board.

Terms of Options

  Each option granted under the Director Plan is evidenced by a written stock option agreement between the Company and the optionee. Options are generally subject to the terms and conditions listed below.

  Exercise of the Option. The Initial Grant becomes exercisable at the rate of one-twentieth (1/20) every three months, with the effect that these options are not exercisable as to the full number of shares until the fifth anniversary of the date of their grant. The Annual Grant becomes exercisable at the rate of one-fourth (1/4) every three months, with the effect that this option is not exercisable as to the full number of shares until the first anniversary of the date of its grant. Options granted under the Director Plan expire ten (10) years following the date of grant. An option is exercised by giving written notice of exercise to the Company specifying the number of full shares of Common Stock to be purchased and by tendering payment of the purchase price. Payment for shares purchased upon exercise of an option shall be in such form of consideration as is authorized by the Director Plan and determined by the Board, and such form of consideration may vary for each option.

  Exercise Price. The per share exercise price for shares to be issued pursuant to exercise of an option under the Director Plan is one hundred percent (100%) of the fair market value per share of the Company's Common Stock which is defined to be the closing price as reported by the Nasdaq National Market on the last market trading day prior to the date of the grant of the option. As of the Record Date, the per share market value of the Company's Common Stock was $4.4375, based on the closing price on that date on the Nasdaq National Market.

  Termination of Continuous Status as a Director. If an optionee ceases to serve as a director, he may, but only within twelve (12) months after the date he ceases to be a director of the Company (three months for options granted prior to June 1, 1994), exercise his option to the extent that he was entitled to exercise it at the date of such termination (but in no event later than the expiration of its ten (10) year term). To the extent that he was not entitled to exercise the option at the date of such termination, or if he does not exercise such option within the time specified, the option terminates.

  Disability; Death. In the event that a director is unable to continue his service as such with the Company as a result of his total and permanent disability (as defined in Section 22(e)(3) of the Code) or if an optionee should die while a director of the Company, he or his estate may, but only within twelve (12) months from the date of termination due to disability or death, exercise his option to the extent he was entitled to exercise his option at the date of such termination (but in no event later than the expiration of its ten (10) year term). To the extent that he was not entitled to exercise the option at the date of such termination, or if he or his estate does not exercise such option within the time specified, the option terminates.

  Liquidation or Dissolution. In the event of a proposed liquidation or dissolution of the Company, options under the Director Plan shall terminate unless otherwise provided by the Board. In such event, the Board, in its sole discretion, may determine to make options immediately exercisable as to all shares.

  Change in Control. The Director Plan provides that in the event of a "Change of Control" of the Company (as defined below) all stock options outstanding as of the date such Change of Control is determined to have occurred that are not yet exercisable and vested on such date will become immediately vested and fully exercisable. A "Change of Control" means the occurrence of (i) the acquisition by a person or entity (other than the Company, one of its subsidiaries or a Company employee benefit plan or trustee thereof) of securities representing fifty percent (50%) or more of the combined voting power of the Company, (ii) a transaction involving the sale of all or substantially all of the assets of the Company or the merger or consolidation of the Company with or into another corporation, other than a merger or consolidation where the shareholders immediately prior to such transaction continue to own securities representing at least fifty percent (50%) or more of the combined voting power of the Company, or (iii) a change in the composition of the Board as a result of which fewer than a majority of the directors are incumbent directors. Incumbent directors are directors who either (a) are directors of the Company as of the date the

Director Plan is approved by the shareholders, or (b) are elected, or nominated for election, to the Board of Directors of the Company with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination, but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors of the Company.

  Capital Changes. In the event of any changes made in the Company's capitalization that result in an exchange of Common Stock for a greater or lesser number of shares without receipt of consideration, appropriate adjustment shall be made in the exercise price and in the number of shares subject to options outstanding under the Director Plan, as well as the number of shares reserved for issuance under the Director Plan.

  Nontransferability of Option. Options granted pursuant to the Director Plan may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the optionee, only by the optionee.

  Other Provisions. The option agreement may contain such other terms, provisions and conditions not inconsistent with the Director Plan as may be determined by the Board.

Amendment and Termination of the Plan

  The Board may at any time amend, alter, suspend or discontinue the Director Plan, but no amendment, alteration, suspension or discontinuance shall be made that would impair the rights of any optionee under any grant theretofore made without such optionee's consent. In addition, to the extent necessary and desirable to comply with Rule 16b-3 (or any other applicable law or regulation, including the requirements of the Nasdaq National Market or an established stock exchange), the Company shall obtain shareholder approval of any amendment to the Director Plan in such a manner and to such a degree as required.

Certain United States Federal Income Tax Information

  Options granted pursuant to the Director Plan are "nonstatutory options" and will not qualify for any special tax benefit to the optionee.

  An optionee will not recognize any taxable income at the time the option is granted. Upon exercise of the option, the optionee will generally recognize ordinary income for federal tax purposes measured by the excess, if any, of the fair market value of the shares over the exercise price. Because shares held by directors might be subject to restrictions on resale under Section 16(b) of the Securities Exchange Act of 1934, as amended, the date of taxation may be deferred unless the optionee files an election with the Internal Revenue Service pursuant to Section 83(b) of the Code within thirty (30) days after the date of exercise. Upon sale of the shares by the optionee, any difference between the sale price and the optionee's purchase price, to the extent not recognized as ordinary income as described above, will be treated as long-term or short-term capital gain or loss, depending on the holding period.

  The Company will be entitled to a tax deduction in the amount and at the time that the optionee recognizes ordinary income with respect to shares acquired upon exercise of an option under the Director Plan. Generally, the Company is not required to withhold any amount for tax purposes on any such income included by the optionee.

  The foregoing is only a summary of the effect of federal income taxation upon the optionee and the Company with respect to the grant of options under the Director Plan. It does not purport to be complete, and it does not discuss the tax consequences of an optionee's death or the income tax laws of any municipality, state or foreign country in which the optionee may reside.

                                 PROPOSAL FOUR
        APPROVAL OF AMENDMENT TO THE 1993 EMPLOYEE STOCK PURCHASE PLAN

General

  The Company's 1993 Employee Stock Purchase Plan (the "Purchase Plan") was adopted by the Board of Directors in March 1993 and approved by its shareholders in May 1993 and is intended to qualify under Section 423 of the Code. A total of 1,200,117 shares of Common Stock are currently reserved for issuance under the Purchase Plan.

Amendment to Increase the Number of Shares Reserved for Issuance Under the Purchase Plan

  On November 17, 1998, the Board of Directors approved an amendment to the Purchase Plan to increase the number of shares reserved for issuance thereunder by 750,000 shares to an aggregate of 4,000,000 shares. As of the Record Date, 1,200,117 shares were reserved for issuance under the Purchase Plan, of which 2,049,883 shares had been issued.

  The Board of Directors believes that it is in the best interests of the Company to provide employees with an opportunity to purchase Common Stock of the Company through payroll deductions. The Board of Directors believes that the shares remaining available for issuance pursuant to the Purchase Plan are insufficient for such purpose. Accordingly, at the Annual Meeting the shareholders are being requested to consider and to approve the amendment of the Purchase Plan to increase the number of shares reserved for issuance thereunder by 750,000 shares.

Vote Required and Board of Directors Recommendation

  The affirmative vote of a majority of the Votes Cast will be required under California law to approve the amendment to the Purchase Plan. An abstention or non-vote is not an affirmative vote and, therefore, will have the same effect as a vote against the proposal.

  The Board of Directors unanimously recommends a vote "FOR" the amendment to the Purchase Plan.

Summary of the Purchase Plan

  The essential features of the Purchase Plan are outlined below.

Purpose

  The purpose of the Purchase Plan is to provide employees of the Company and its majority-owned subsidiaries designated by the Board of Directors who participate in the Purchase Plan with an opportunity to purchase Common Stock of the Company through payroll deduction.

Administration

  The Purchase Plan is administered by the Board of Directors or a committee appointed by the Board, and is currently being administered by the Board of Directors. All questions of interpretation or application of the Purchase Plan are determined in the sole discretion of the Board of Directors or its committee, and its decisions are final and binding upon all participants. Members of the Board of Directors who are eligible employees are permitted to participate in the Purchase Plan but may not vote on any matter affecting the administration of the Purchase Plan or the grant of any option pursuant to the Purchase Plan. No member of the Board who is eligible to participate in the Purchase Plan may be a member of the committee appointed to administer the Purchase Plan.

Eligibility

  Any person who is a regular employee of the Company (or any of its majority-owned subsidiaries designated by the Board of Directors) and would not own capital stock of the Company and or hold outstanding options to purchase such stock possessing five percent (5%) or more of the total combined voting power or value of all classes of capital stock of the Company or of any Subsidiary is eligible to participate in the Purchase Plan. As of the Record Date approximately 1,085 employees were eligible to participate in the Purchase Plan and approximately 347 of such eligible employees were participating.

Offering Dates

  The Purchase Plan is implemented by consecutive six (6) month offering periods. Currently, the offering periods commence February 1 and August 1 of each year. The Board of Directors has the power to alter the duration of the offering periods without shareholder approval if such change is announced at least five (5) days prior to the scheduled beginning of the first offering period to be affected.

Participation in the Purchase Plan

  Eligible employees become participants in the Purchase Plan by delivering to the Company's payroll office a subscription agreement authorizing payroll deductions. An eligible employee may participate in an offering period only if, as of the enrollment date of such offering period, such employee is not participating in any prior offering period that is continuing at the time of such proposed enrollment. An employee who becomes ineligible to participate in the Purchase Plan after the commencement of an offering may not participate in the Purchase Plan until the commencement of the next offering period.

Purchase Price

  The purchase price per share at which shares are sold under the Purchase Plan is the lower of eighty-five percent (85%) of the fair market value of a share of Common Stock on the date of commencement of the offering period or eighty-five percent (85%) of the fair market value of a share of Common Stock on the applicable exercise date within such offering period. The fair market value of the Common Stock on a given date shall be the closing sale price as reported by the Nasdaq National Market on such date.

Payment of Purchase Price; Payroll Deductions

  The purchase price of the shares is accumulated by payroll deductions during the offering period. The deductions may not exceed ten percent (10%) of a participant's eligible compensation, which is defined in the Purchase Plan to include all base pay, overtime pay, bonus and commissions during the offering period, exclusive of all other amounts. A participant may institute decreases in the rate of payroll deductions at any time and such decreases are immediately effective.

  All payroll deductions are credited to the participant's account under the Purchase Plan; no interest accrues on the payroll deductions. All payroll deductions received or held by the Company may be used by the Company for any corporate purpose and such payroll deductions need not be segregated.

Purchase of Stock; Exercise of Option

  At the beginning of each offering period, by executing a subscription agreement to participate in the Purchase Plan, each employee is in effect granted an option to purchase shares of Common Stock. The maximum number of shares placed under option to a participant in an offering period is determined by dividing the compensation which such participant has elected to have withheld during the exercise period by eighty-five percent (85%) of the fair market value of the Common Stock at the beginning of the offering period or on the applicable exercise date, whichever is lower; provided that such number shall not exceed the number of shares determined by dividing $12,500 by the fair market value of a share of the Company's Common Stock on the enrollment date. Notwithstanding the foregoing, no employee may make aggregate purchases of stock of the Company and its majority-owned subsidiaries under the Purchase Plan and any other employee stock purchase plans qualified as such under Section 423(b) of the Code in excess of $25,000 (determined using the fair market value of the shares at the time the option is granted) during any calendar year.

Withdrawal

  While each participant in the Purchase Plan is required to sign a subscription agreement authorizing payroll deductions, a participant may terminate his or her participation in the Purchase Plan at any time by signing and delivering to the Company a notice of withdrawal from the Purchase Plan. All of the participant's accumulated payroll deductions will be paid to the participant promptly after receipt of his or her notice of withdrawal and his or her participation in the current offering period will be automatically terminated, and no further payroll deductions for the purchase of shares will be made during the offering period. No resumption of payroll deductions will occur on behalf of such participant unless such participant re-enrolls in the Purchase Plan by delivering a new subscription agreement to the Company during the applicable open enrollment period preceding the commencement of a subsequent offering period. A participant's withdrawal from the Purchase Plan during an offering period does not have any effect upon such participant's eligibility to participate in subsequent offering periods under the Purchase Plan.

Termination of Employment

  Termination of a participant's employment for any reason, including retirement or death, cancels his or her participation in the Purchase Plan immediately. In such event, the payroll deductions credited to the participant's account will be returned to such participant or, in the case of death, to the person or persons entitled thereto as specified by the employee in the subscription agreement.

Capital Changes

  If any change is made in the capitalization of the Company, such as stock splits or stock dividends, which results in an increase or decrease in the number of shares of Common Stock outstanding without receipt of consideration by the Company, appropriate adjustments will be made by the Company to the number of shares subject to purchase and to the purchase price per share, subject to any required action by the shareholders of the Company. In the event of the proposed dissolution or liquidation of the Company, the offering period then in progress will terminate immediately unless otherwise provided by the Board of Directors. In the event of the proposed sale of all or substantially all of the assets of the Company or the merger of the Company with or into another corporation, each outstanding option shall be assumed or an equivalent option shall be substituted by the successor corporation, unless the Board of Directors determines, in its discretion, to accelerate the exercisability of all outstanding options under the Purchase

Plan or to cancel the options and refund all sums collected. The Board of Directors may also make provisions for adjusting the number of shares subject to the Purchase Plan and the purchase price per share if the Company effects one or more reorganizations, rights offerings or other increases or reductions of shares of the Company's outstanding Common Stock.

Certain United States Federal Income Tax Information

  The Purchase Plan, and the right of participants to make purchases thereunder, is intended to qualify under the provisions of Sections 421 and 423 of the Code. Under these provisions, no income will be taxable to a participant until the shares purchased under the Plan are sold or otherwise disposed of. Upon sale or other disposition of the shares, the participant will generally be subject to tax and the amount of the tax will depend upon the holding period. If the shares are sold or otherwise disposed of more than two years from the first day of the offering period, the participant will recognize ordinary income measured as the lesser of (a) the excess of the fair market value of the shares at the time of such sale or disposition over the purchase price, or (b) an amount equal to fifteen percent (15%) of the fair market value of the shares as of the first day of the offering period. Any additional gain will be treated as long-term capital gain. If the shares are sold or otherwise disposed of before the expiration of this holding period, the participant will recognize ordinary income generally measured as the excess of the fair market value of the shares on the date the shares are purchased over the purchase price. Any additional gain or loss on such sale or disposition will be long-term or short-term capital gain or loss, depending on the holding period. The Company is not entitled to a deduction for amounts taxed as ordinary income or capital gain to a participant except to the extent that it is entitled to a deduction for ordinary income recognized by participants upon a sale or disposition of shares prior to the expiration of the holding period(s) described above.

  The foregoing is only a summary of the effect of federal income taxation upon the participant and the Company with respect to the shares purchased under the Purchase Plan. It does not purport to be complete, and it does not discuss the tax consequences of the optionee's death or the income tax laws of any municipality, state or foreign country in which an optionee may reside.

Stock Price

  The closing price of a share of the Common Stock on the Nasdaq National Market on the Record Date was $4.4375.

Participation in the Purchase Plan

  The Company cannot now determine the number of shares to be purchased in the future by the Named Executive Officers, all current executive officers as a group, or all other employees (including current officers who are not executive officers) as a group. In fiscal year 1998, however, the following shares of Common Stock were purchased by such persons pursuant to the Purchase Plan.

                Name or group                  Number of Shares Dollar Value(1)
                -------------                  ---------------- ---------------
Alok Mohan....................................       1,006         $    547
Douglas L. Michels............................         -0-              -0-
Edwin Adams...................................       5,791            3,148
John Luhtala..................................         -0-              -0-
Steven M. Sabbath.............................       5,791            3,148
John H. Moyer.................................       5,791            3,148
James Wilt....................................         -0-              -0-
All Named Executive Officers as a group.......      18,379            9,991
All current executive officers as a group.....      17,373            9,444
All other employees (including current
 officers who are not executive officers as a
 group).......................................     543,477         $293,935

--------
(1) Market value of shares on the date of purchase, minus the purchase price under the Purchase Plan.

                                 PROPOSAL FIVE
         RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

  The Board of Directors has selected PricewaterhouseCoopers LLP as independent public accountants to audit the consolidated financial statements of the Company for the fiscal year ending September 30, 1999 and recommends that shareholders vote for ratification of such appointment. In the event of a negative vote on ratification, the Board of Directors will reconsider its selection.

  PricewaterhouseCoopers LLP has audited the Company's financial statements since January 1, 1998. Representatives of PricewaterhouseCoopers LLP are expected to be present at the meeting with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

  The Board of Directors unanimously recommends a vote "FOR" the ratification of the appointment of PricewaterhouseCoopers LLP as independent public accountants.

                   EXECUTIVE COMPENSATION AND OTHER MATTERS

Executive Compensation

                          Summary Compensation Table

  The following table sets forth the compensation paid by the Company during the three fiscal years ended September 30, 1998, to (i) the Company's Chief Executive Officer and former Chief Executive Officer, (ii) each of the four other most highly compensated executive officers of the Company, and (iii) one former executive officer who would have been included in the category described in subsection (ii) had he still been an executive officer at fiscal year 1998 year end of the Company whose salary plus bonus exceeded $100,000 in fiscal year 1998:

                                                                        Long-Term
                                                                       Compensation
                                                                       ------------
                                        Annual Compensation               Awards
                              ---------------------------------------- ------------
                                                                        Securities      All Other
Name and Principal                                      Other Annual    Underlying     Compensation
Position                 Year Salary($)(1) Bonus($)(2) Compensation($)  Options(#)        ($)(3)
------------------       ---- ------------ ----------- --------------- ------------    ------------
Alok Mohan(4)........... 1998   $276,346    $104,303       $   --             --          $4,163
 Former President and    1997    319,899      90,353           --       1,085,000(5)       3,000
 Chief Executive Officer 1996    309,968      71,165         3,247(6)         --             780
Douglas L. Michels...... 1998    279,300      68,242         1,901(7)     413,027          4,585
 President and Chief     1997    258,395      70,056           --         198,000(8)       3,000
 Executive Officer       1996    252,167      35,438         1,908(9)         --           3,585
Edwin Adams(10)......... 1998    236,246      53,921         6,990(11)        --           6,872
 Former Senior Vice      1997    222,997      85,556        10,501(12)    315,000(13)      3,000
 President and General   1996    211,447      59,114        16,311(14)        --           2,451
 Manager, The Americas
John Luhtala(15)........ 1998    208,765      38,793           --          70,000          6,873
 Senior Vice President,  1997    127,365      70,889           --         280,000(16)      5,324
 Operations and Chief
 Financial Officer
Steven M. Sabbath....... 1998    203,277      48,064           --          35,000          7,153
 Senior Vice President,  1997    192,718      56,785         4,922(17)    217,000(18)      3,000
 Law and Corporate       1996    184,079      24,478         5,408(19)        --           2,403
 Affairs and Secretary
John H. Moyer........... 1998    199,288      32,384           --          35,000            --
 Senior Vice President,  1997    189,600      44,957           --         249,000(20)      3,000
 Human Resources         1996    179,578      21,206           --             --           2,000
James Wilt(21).......... 1998    213,311      44,910           288(22)    245,000            --
 Senior Vice President,
 Products

-------
(1) Includes salary earned in the applicable fiscal year but paid or to be paid in the following fiscal year.
(2) The Company pays bonuses to executive officers as determined by the Board of Directors. The bonuses for each executive officer are based on the officer's base salary, the Company's financial performance and individual performance during the fiscal year. Includes bonuses earned in the applicable fiscal year but paid or to be paid in the following fiscal year.
(3) The dollar amounts in this column include premium payments made by the Company with respect to insurance policies for the Named Executive Officers for which the Company is not a beneficiary. In addition, the dollar amounts in this column include 401(k) contributions for the following persons in the following amounts: (i) for 1998, contributions in the amount of $3,000 paid by the Company on behalf of Mr. Adams, Mr. Luhtala, Mr. Michels, Mr. Mohan and Mr. Sabbath, (ii) for 1997, contributions in the amount of $3,000 paid by the Company on behalf of Mr. Adams, Mr. Luhtala, Mr. Michels, Mr. Mohan, Mr. Moyer and Mr. Sabbath, and (iii) for 1996, contributions in the amount of $2,000 paid by the Company on behalf of Mr. Adams, Mr. Michels and Mr. Sabbath.
(4) Mr. Mohan resigned as President and Chief Executive Officer in April 1998.
(5) Includes 600,000 shares issuable upon the exercise of options granted pursuant to the Company's Option Exchange Program on July 18, 1997.
(6) Represents amounts reimbursed for tax consulting services.
(7) Includes amounts reimbursed for car expenses ($1,676) and airline club membership ($225).
(8) Includes 104,000 shares issuable upon the exercise of options granted pursuant to the Company's Option Exchange Program on July 18, 1997.
(9) Represents amounts reimbursed for car repairs.
(10) Mr. Adams resigned as Senior Vice President and General Manager, the Americas, in April 1998.
(11) Includes amounts paid for an automobile lease ($5,790) and amounts reimbursed for tax consulting services ($1,200).
(12) Includes amounts paid for an automobile lease ($7,816) and amounts reimbursed for tax consulting services ($2,685).
(13) Includes 145,000 shares issuable upon the exercise of options granted pursuant to the Company's Option Exchange Program on July 18, 1997.
(14) Includes amounts paid for an automobile lease ($9,536), amounts reimbursed for tax consulting services ($5,400), and interest on employee loan ($1,375).
(15) Mr. Luhtala joined the Company in January 1997.
(16) Includes 110,000 shares issuable upon the exercise of options granted pursuant to the Company's Option Exchange Program on July 18, 1997.
(17) Represents tax consulting services.
(18) Includes 108,000 shares issuable upon the exercise of options granted pursuant to the Company's Option Exchange Program on July 18, 1997.
(19) Represents tax consulting services.
(20) Includes 140,000 shares issuable upon the exercise of options granted pursuant to the Company's Option Exchange Program on July 18, 1997.
(21) Mr. Wilt became an Executive Officer of the Company in May 1998.
(22) Represents amounts reimbursed for an annual Post Office box fee.

                       Option Grants in Fiscal Year 1998

  The following table sets forth each grant of stock options during the fiscal year ended September 30, 1998 to the Named Executive Officers:

                                       Individual Grants
                         ----------------------------------------------
                                      Percent of                         Potential Realizable
                         Number of   Total Option   Exercise               Value at Assumed
                           Option   Shares Granted   Price               Annual Rates of Stock
                           Shares   to Employees in  ($ per  Expiration Price Appreciation for
          Name           Granted(1) Fiscal Year(2)   share)     Date        Option Term(3)
------------------------ ---------- --------------- -------- ---------- -----------------------
                                                                          5%($)       10%($)
                                                                        ---------- ------------
Alok Mohan..............      --          --            --         --          --           --
Douglas L. Michels......   13,027        0.43%      $ 4.125   12/31/07  $   33,795 $     85,642
                          276,120        9.16        4.1875   04/13/08     727,161    1,842,769
                           23,880        0.79        4.6063   04/13/03      30,391       67,155
                          100,000        3.32        2.5625   09/07/08     161,154      408,397
Edwin Adams.............      --          --            --         --          --           --
John Luhtala............   13,125        0.44%      $2.5625   09/07/08  $   21,151 $     53,602
                           56,875        1.89        2.5625   09/07/08      91,656      232,276
Steven M. Sabbath.......    6,563        0.22%      $2.5625   09/07/08  $   10,577 $     26,803
                           28,437        0.94        2.5625   09/07/08      45,827      116,136
John H. Moyer...........    6,563        0.22%      $2.5625   09/07/08  $   10,577 $     26,803
                           28,437        0.94        2.5625   09/07/08      45,827      116,136
James Wilt..............   18,750        0.62%      $  4.00   12/18/07  $   47,167 $    119,531
                            6,250        0.21          4.00   12/18/07      15,722       39,844
                          121,383        4.03        4.1875   04/13/08     319,662      810,085
                           28,617        0.95        4.1875   04/13/08      75,363      190,984
                            8,121        0.27        2.5625   09/07/08      13,087       33,166
                           61,879        2.05        2.5625   09/07/08      99,721      252,712

--------
(1) All options were granted under the Option Plan. The option exercise price of all stock options granted under the Option Plan is generally equal to the fair market value of the shares of Common Stock on the date of grant. The options have a term of 10 years (5 years in the case of incentive stock options granted to Mr. Michels) and generally vest at the rate 25% of the shares subject to the option per year in which the optionee remains in continuous status as an employee or consultant.
(2) The Company granted options to purchase an aggregate of 3,014,333 shares in fiscal year 1998.
(3) Potential realizable values are based on assumed annual rates of return specified by the Securities and Exchange Commission. The Company's management cautions shareholders and option holders that such increases in values are based on speculative assumptions and should be the basis for expectations of the future value of their holding.

                Aggregated Option Exercises in Fiscal Year 1998
                       and Fiscal Year-End Option Values

  The following table provides information on option exercises in fiscal year 1998 by the Named Executive Officers and the value of such officers' unexercised options at September 30, 1998.

                                                       Value of Unexercised
                                 Number of                 In-the-Money
                         Unexercised Option Shares       Option Shares On
Name                       On September 30, 1998     September 30, 1998($)(2)
----                     ------------------------- -----------------------------
                         Exercisable Unexercisable Exercisable(1) Un-exercisable
                         ----------- ------------- -------------- --------------
Alok Mohan..............   378,329      641,671       $      0       $      0
Douglas L. Michels......    47,512      529,515       $  1,628       $234,651
Edwin Adams.............   143,997      176,003       $      0       $      0
John Luhtala............    42,498      197,502       $      0       $126,875
Steven M. Sabbath.......    93,251      142,249       $177,813       $ 63,438
John H. Moyer...........    43,642      166,358       $      0       $ 63,438
James Wilt..............    52,600      287,500       $ 20,913       $164,375

--------
(1) Market value of underlying securities based on the closing price of the Company's Common Stock on the Nasdaq National Market minus the exercise price.
(2) Market value of securities underlying unexercised in-the-money options based on the closing price of the Company's Common Stock on September 30, 1998 (the last trading day of fiscal year 1998) on the Nasdaq National Market of $4.375, minus the exercise price.

Employment Contracts and Change-In-Control Arrangements

  In April 1998, the Company entered into an agreement with Alok Mohan effective upon the appointment of Douglas L. Michels as the President and Chief Executive Officer, pursuant to which Mr. Mohan became an advisor to the Company. The term of the agreement is for one year, but may be renewed for an additional year by mutual consent. He shall remain as an employee while serving as an advisor and shall be entitled to the same benefits as enjoyed by other officers of the Company. Mr. Mohan's base salary shall be two hundred thousand dollars ($200,000) per year with an annual bonus opportunity of one hundred and fifty-two thousand dollars ($152,000). His bonus shall be based on the Corporate Incentive Plan for Fiscal Year 1998 and any subsequent years. His stock options shall continue to vest during the term of his tenure as an advisor to the Company.

  In April 1998, the Company entered into a consultancy agreement with Edwin Adams, in connection with his resignation as Senior Vice President and General Manager, The Americas, for the term of one year, ending July 20, 1999. Pursuant to such agreement, Mr. Adams receives his base salary at an amount and rate not less than his salary upon resignation, and he also received a bonus for the quarter in which such resignation occurred and the next subsequent quarter based on the Company's performance as set forth in The Santa Cruz Operation Corporate Management Incentive Plan. Mr. Adam's stock options continue to vest through January 17, 1999, however, his options shall remain exercisable through July 17, 1999. In the event of a Change of Control of SCO, as defined in the Incentive Stock Option Plan, on or before July 17, 1999, Mr. Adams's stock options shall become fully exercisable and vested.

  In March 1996, the Board of Directors approved a resolution providing that prior to or after a change in control, as defined in the Option Plan, any outstanding options held by corporate officers that were granted pursuant to the Option Plan that are not at such time exercisable and vested shall become fully exercisable and vested.

  The Company adopted a change in control plan in June 1997 and, accordingly, has entered into change in control agreements with each of the Named Executive Officers. Pursuant to these agreements, each such officer is eligible to receive, in the event that his or her employment is involuntarily terminated within one year following a change in control of the Company, an amount equal to the product of twelve (12) times his or her total monthly compensation including targeted bonuses at 100% attainment, continuation of health benefits, life insurance, long-term disability and other fringe benefit plans available to him or her prior to the involuntary termination of employment for twelve (12) months thereafter and accelerated vesting on all options held. Pursuant to the terms of these agreements, a change in control is as defined in the 1994 Incentive Stock Option Plan described herein.

  There are no other employment contracts between the Company and any of the executive officers named in the Summary Compensation Table above.

Compensation of Directors

  During fiscal year 1998 the Company made payments to the Outside Directors in an aggregate amount of seventy-six thousand, five hundred dollars ($76,500) for attendance to Board meetings (including committee meetings) during the fiscal year. The following payments were made to each outside director: Ninian Eadie, $10,500; Jean-Francois Heitz, $8,250; Ronald Lachman, $14,250; Robert McClure, $11,250; Glenn Ricart, $4,250; R. Duff Thompson, $9,750; Gilbert Williamson, $14,000; and Enzo Toressi, $4,250. Pursuant to a consulting agreement with director Williamson, the Company shall pay $1,000 a day, plus reasonable expenses, for consulting services rendered to the Board of Directors and $2,500 a day for consulting services pertaining to the general business of the Company, to be provided on an as-needed basis. During fiscal year 1998, the Company did not retain Mr. Williamson for any consulting services and, therefore, no payments were made in fiscal year 1998. The Company has a consulting agreement with director McClure, pursuant to which the Company shall pay $1,000 per day, plus reasonable expenses, for consulting services pertaining to the general business of the Company, to be provided on an as-needed basis. In fiscal year 1998, the Company retained Mr. McClure for consulting services in an aggregate amount of eighteen thousand four hundred thirty-one dollars ($18,431). Directors are reimbursed for certain expenses in connection with attendance at board and committee meetings.

  Outside Directors (nonemployee directors) receive compensation for their service on the Board pursuant to the Director Plan. This compensation is in the form of stock options or in the case of the Annual Grant, which is automatically granted on the first day of each fiscal year, they may elect to be paid cash for each meeting attended, in lieu of a stock option. All current outside directors have elected stock options for fiscal year 1998.

  The Company's Director Plan, which provides for the grant in nonstatutory stock options to nonemployee directors of the Company, was adopted by the Board of Directors in March 1993 and approved by the shareholders in May 1993. The Company has reserved a total of 750,000 shares of Common Stock for issuance pursuant to the Director Plan. (See Proposal No. 3 for the proposed addition of 200,000 shares.) The Director Plan is currently administered by the Board of Directors. Under the Director Plan, each nonemployee director automatically receives a nonstatutory option to purchase 40,000 shares of the Company's Common Stock on the date upon which such person first becomes a director (the "Initial Grant"). In addition, each nonemployee director who remains in continuous status as a nonemployee director is automatically granted a nonstatutory option (the "Annual Grant") to purchase 10,000 shares of Common Stock on the first day of each fiscal year, 6,000 shares of which are pursuant to the Director Option Plan and 4,000 of which are pursuant to the Incentive Stock Option Plan.

  An Outside Director may elect to receive cash compensation in lieu of an Annual Grant. Each Outside Director who makes such an election shall receive cash compensation per Board meeting payable at a rate determined by the Board. In addition to the annual election of either cash compensation or stock options grants, each Board member also receives the following payments for meeting attendance: one thousand dollars ($1,000) per regularly scheduled Board meeting attended in person, seven hundred fifty dollars ($750) per special meeting, which may be attended telephonically, and seven hundred fifty dollars ($750) per committee meeting, which may be attended telephonically. Also, in the event that the Director who elected to receive options in lieu of cash, is unable to attend a regularly scheduled Board meeting, he shall have deducted from his next Annual Grant two thousand shares (2,000) for any such meeting not attended.

  Options granted under the Director Plan have a term of ten (10) years unless terminated sooner upon termination of the optionee's status as a director or otherwise pursuant to the Director Plan. Such options are not transferable by the optionee other than by will or the laws of descent or distribution, and each option is exercisable during the lifetime of the director only by such director. The exercise price of each option granted under the Director Plan is equal to the fair market value of the Common Stock on the date of grant. Initial Grant options granted under the Director Plan vest cumulatively at the rate of one-twentieth (1/20th) of the shares subject to the option for every three months after the date of grant. Annual Grant options vest at a rate of one-fourth (1/4th) of the shares subject to the option for every three months after the date of grant.

  In the event of a merger of the Company with or into another corporation or a consolidation, acquisition of assets of like transaction involving the Company immediately prior to occurrence of a change in control, any outstanding option shall become fully exercisable and vested.

  Unless terminated sooner, the Director Plan will terminate in 2003. The Board has authority to amend or terminate the Director Plan, provided no such action may affect options already granted and such options shall remain in full force and effect. As of the Record Date, options to purchase 455,000 shares of Common Stock at a weighted average exercise price (per share) of approximately $6.651 per share were outstanding and 489,000 shares remained available for future option grants under the Director Plan.

Report of the Compensation Committee of the Board of Directors

  The Compensation Committee of the Board of Directors serves as an administrative arm of the Board to make decisions regarding executive compensation and to make recommendations to the Board on compensation matters generally. The following is the report of the Compensation Committee describing compensation policies and rationale applicable to the Company's executive officers with respect to the compensation paid to such executive officers for the fiscal year ended September 30, 1998. The information contained in such report shall not be deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act or Exchange Act, except to the extent that the Company specifically incorporates it by reference into such filing.

General

  The Compensation Committee is a standing committee comprised of three nonemployee directors. After evaluating management's performance the Compensation Committee recommends compensation and pay levels to the full Board for approval. Employee directors do not vote on their own compensation. Stock option grants to executive officers are approved by this committee.

Overview and Policies for 1998

  The goals of the Compensation Committee are to attract, motivate, reward and retain the key executive talent necessary to achieve the Company's business objectives and contribute to the long-term success of the Company. The Compensation Committee currently uses salary, bonus and stock options to meet these goals.

  In fiscal year 1998, the Compensation Committee reviewed the compensation of the Company's key executive officers by evaluating each executive's scope of responsibility, prior experience and salary history, and also took into account the salaries for similar positions at comparable high technology companies. In reviewing the compensation, the Compensation Committee focused on each executive's prior performance with the Company and expected contribution to the Company's future success.

  The Company provides long-term incentives to executive officers through the Option Plan. The purposes of the Option Plan are to attract and retain the best employee talent available and to create a direct link between compensation and the long-term performance of the Company. In general, the Option Plan incorporates four-year vesting periods to encourage employees to remain with the Company. The size of each option grant is based on the recipient's position and tenure with the Company, the recipient's past performance, and the size of previous stock option grants, primarily weighted toward the recipient's position. In fiscal year 1998, the Company continued its policy of granting stock options to new employees and granted additional stock options to employees, including executive officers, who had made and were expected to make significant contributions to the Company's development. These stock option grants were based primarily on the scope of the executive officer's responsibilities at the Company and the remuneration to be paid to such officer.

  The compensation for Alok Mohan and Douglas L. Michels in fiscal year 1998 was approved by the Board of Directors. The Compensation Committee made its recommendation and the Board made its determination of the Chief Executive Officer's compensation after considering the same factors used to determine the compensation of other executive officers.

Summary

  The Compensation Committee believes that the Company's compensation have been successful in attracting and retaining qualified employees and in linking compensation directly to corporate performance relative to the Company's goals. The Company's compensation policies will evolve over time as the Company moves to attain the near-term goals it has set for itself while maintaining its focus on building long-term shareholder value.

                                     Members of the Compensation Committee:

                                     Ronald Lachman
                                     R. Duff Thompson
                                     Gilbert P. Williamson

Performance Graph

  Set forth below is a line graph comparing the annual percentage change in the cumulative return to the shareholders of the Company's Common Stock with the cumulative return of the Nasdaq National Market Index and the Nasdaq Computer and Data Processing Stocks Index for the period commencing September 30, 1993 and ending on September 30, 1998 and a second graph comparing the annual percentage change in the cumulative return to the shareholders for the period commencing October 1, 1997 and ending on September 30, 1998. The information contained in the performance graphs shall not be deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act or Exchange Act, except to the extent that the Company specifically incorporates it by reference into such filing.

  The graph assumes that $100 was invested on September 30, 1993 in the Company's Common Stock and in each index, and that all dividends were reinvested. No dividends have been declared or paid on the Company's Common Stock. Shareholder returns over the indicated period should not be considered indicative of future shareholder returns. The Company operates on a 52 week fiscal year which ended on September 30, 1998.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURNS
          AMONG THE SANTA CRUZ OPERATION, NASDAQ NATIONAL MARKET AND
                  NASDAQ COMPUTER AND DATA PROCESSING STOCKS

                        PERFORMANCE GRAPH APPEARS HERE

                                              NASDAQ       NASDAQ COMPUTER
Measurement Period           THE SANTA CRUZ   NATIONAL     AND DATA
(Fiscal Year Covered)          OPERATION      MARKET       PROCESSING STOCKS
-------------------          --------------   ---------    -----------------
Measurement Pt-09/30/93      $100.0           $100.0       $100.0
FYE 09/30/94                 $ 88.8           $100.8       $111.1
FYE 09/29/95                 $ 83.8           $139.3       $177.9
FYE 09/30/96                 $ 66.3           $165.2       $220.6
FYE 09/30/97                 $ 55.6           $226.8       $298.6
FYE 09/30/98                 $ 43.8           $231.7       $389.5

          COMPARISON OF CUMULATIVE TOTAL RETURNS FOR FISCAL YEAR 1998 AMONG SANTA CRUZ OPERATION, NASDAQ NATIONAL MARKET AND PEER GROUP

                       [PERFORMANCE GRAPH APPEARS HERE]

                                            NASDAQ
Measurement Period           SANTA CRUZ     NATIONAL
(Fiscal Year Covered)        OPERATION      MARKET       PEER GROUP
-------------------          ----------     ---------    ----------
Measurement Pt-09/30/97      $100.0         $100.0       $100.0
03/31/98                     $ 92.1         $109.7       $124.7
09/30/98                     $ 78.7         $102.2       $130.4

Certain Transactions

  The Company has several license agreements with Microsoft pursuant to which Microsoft has provided software technology. The Company paid royalties to Microsoft in excess of $ 1,138,000 for fiscal year 1998.

  The Company has granted certain rights to Novell under an Asset Purchase Agreement entered into with the Company in September 1995. Until such time as Novell, together with its affiliates, ceases to own more than five percent (5%) of the outstanding shares of Common Stock of the Company, the Company is required to include one nominee designated by Novell, reasonably acceptable to the Company, in the slate of nominees recommended by the Company for election as directors of the Company. Novell has chosen not to designate a nominee at this time. The Company paid royalties to Novell in excess of $ 170,000 for fiscal year 1998.

  Lawrence Michels and Douglas Michels are partners in Encinal Partnership No. 1 ("EP1"), which leases to the Company certain office premises located in Santa Cruz, California under two leases. The first lease commenced on January 1, 1989 and had a ten-year term, with two options for the Company to renew for five-year periods. The lease has been renewed through June 30, 2005. The lease covers approximately 56,230 square feet of building space at a current cost of approximately $88,010 per month, subject to an annual adjustment upward based on the Consumer Price Index. The second lease commenced on July 1, 1991 and had a seven-year term, with two options to renew for five-year periods. The second lease has been renewed through

June 30, 2005. The second lease covers approximately 26,055 square feet of building space at a current cost of approximately $31,268 per month, subject to an annual adjustment based on the Consumer Price Index.

  The third partner in EP1 is Wave Crest Development, Inc. ("Wave Crest"). Wave Crest leases to the Company 61,500 square feet of office space in Santa Cruz. From time to time, Lawrence Michels and Douglas Michels engage in real estate transactions with Wave Crest and its president.

  The Company believes that the transactions described above were on terms no less favorable to the Company than could have been obtained from unaffiliated third parties. All future transactions between the Company and any director or executive officer are subject to approval by a majority of the disinterested members of the Board of Directors.

  In January 1994, the Company provided a loan to James Wilt in the form of a promissory note (the "Note") in the principal amount of seventy-three thousand eight hundred and sixty-four dollars and fifteen cents ($73,864.15) with interest from the date thereof at a rate of five percent (5%) per annum, compounded semiannually, on the unpaid balance of such principal sum. The Note is secured by a pledge of twenty thousand shares (20,000) of the Company's common stock. The loan is due and payable January 1999. Upon any termination of his employment, the Note shall become immediately due and payable.

  The Company has entered into indemnification agreements with each of its directors and executive officers. Such agreements require the Company to indemnify such individuals to the fullest extent permitted by California law.

Section 16(a) Beneficial Ownership Reporting Compliance

  Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires the Company's executive officers and directors, and persons who own more than ten percent (10%) of a registered class of the Company's equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC") and the National Association of Securities Dealers, Inc. Executive officers, directors and greater than ten percent (10%) stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms received by the Company, or written representations from certain reporting persons, the Company believes that all
Section 16 filing requirements applicable to its officer, directors and ten percent (10%) shareholders during the fiscal year ended September 30, 1998 were complied with.

                                 OTHER MATTERS

  The Company knows of no other matters to be submitted at the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed form of Proxy to vote the shares they represent as the Board of Directors may recommend.

                                          THE BOARD OF DIRECTORS

Dated: January 22, 1999

SCO, The Santa Cruz Operation, and the SCO logo, are trademarks or registered trademarks of The Santa Cruz Operation, Inc. in the USA and other countries. UNIX is a registered trademark of The Open Group in the United States and other countries.
(C)1999 The Santa Cruz Operation, Inc. All Rights Reserved.

                                                                  SKU#1187-PS-99

[1187-THE SANTA CRUZ OPERATIONS, INC.][FILE NAME:SCO85B.ELX][VERSION-1] 1/7/99]

                                  DETACH HERE
________________________________________________________________________________
                                    PROXY

                        THE SANTA CRUZ OPERATION, INC.

                        ANNUAL MEETING OF SHAREHOLDERS
                               February 23, 1999

          This Proxy is solicited on behalf of the Board of Directors

The undersigned stockholder of THE SANTA CRUZ OPERATION, INC. a California corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement, each dated January 22, 1999, and hereby appoints Douglas L. Michels and Steven M. Sabbath, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 1999 Annual Meeting of Shareholders THE SANTA CRUZ OPERATION, INC. to be held on February 23, 1999 at 3:00 p.m., local time, at the Cocoanut Grove Banquet and Conference Center, located at 400 Beach Street, Santa Cruz, California 95060, and at any adjournments thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side.

-----------                                                         -----------
SEE REVERSE        CONTINUED AND TO BE SIGNED ON REVERSE SIDE       SEE REVERSE
   SIDE                                                                SIDE
-----------                                                         -----------

CAST YOUR PROXY VIA TELEPHONE OR THE INTERNET--IT'S QUICK, EASY AND IMMEDIATE

You may authorize the named proxies via the telephone or the internet to vote your shares in the same manner as if you marked, signed, and returned your proxy card. Please note all proxies cast via the telephone or the Internet must be cast prior to 5 p.m., February 19, 1999. If you wish to change your address or notify the Company that you plan to attend the meeting, please mark the boxes below and return your proxy by mail.

TELEPHONE VOTING:

 .  There is NO CHARGE for this call.
 .  On a Touch Tone Telephone call TOLL FREE 1-800-OK2-VOTE (1-800-662-8613) 24 hours per day - 7 days a week.
 . You will be asked to enter the Control Number which is located above your name and address below.

--------------------------------------------------------------------------------
     OPTION #1: To direct the proxies to vote AS THE BOARD OF DIRECTORS
                            RECOMMENDS, press 1.
--------------------------------------------------------------------------------

Your choice will be confirmed and your vote cast as you directed, END OF CALL.

--------------------------------------------------------------------------------
   OPTION #2: If you choose to direct the proxies to vote ON EACH PROPOSAL
           SEPARATELY, press 2. You will hear these instructions.
--------------------------------------------------------------------------------

Proposal 1:     FOR ALL nominees, press 1; WITHHOLD FROM ALL nominees, press 2.

                FOR EACH NOMINEE SEPARATELY, press 3; Please listen to the instructions.

Proposal 2-5:   FOR, press 1; AGAINST, press 2; ABSTAIN, press 3.

      Your choices will be confirmed and your vote will be cast as you directed, END OF CALL.

INTERNET VOTING:

 .  As with all Internet access, usage or server fees must be paid by the user.

Visit our Internet voting site at http://www.equiserve.com/proxy/ and follow the
                                  -------------------------------
instructions on your screen. These instructions are similar to those above for telephone voting.

--------------------------------------------------------------------------------
If you cast your proxy via telephone or the Internet, it is not necessary to return your proxy by mail. THANK YOU FOR VOTING.
--------------------------------------------------------------------------------

[1187 - SANTA CRUZ OPERATION, INC.][FILE NAME:SCO85A.ELX][VERSION - 5][ 1/13/99]

                                  DETACH HERE
________________________________________________________________________________

[X] PLEASE MARK YOUR
    VOTES AS IN
    THIS EXAMPLE

  THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR THE ELECTION OF DIRECTORS, FOR THE AMENDMENT TO THE 1984 INCENTIVE STOCK OPTION PLAN, FOR THE AMENDMENT TO THE 1993 DIRECTOR OPTION PLAN, FOR THE AMENDMENT TO THE 1993 EMPLOYEE STOCK PURCHASE PLAN AND FOR THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT PUBLIC ACCOUNTANTS AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

------------------------------------------------------------------------------------------------------------------------------------

                                                                                                              FOR  AGAINST  ABSTAIN
1. To elect directors to serve until the next Annual             2. To approve an amendment to the Company's  [_]    [_]      [_]
   Meeting of Shareholders and until their successors               1994 Incentive Stock Option Plan (the
   are elected.                                                     "Option Plan") to increase the number of
                                                                    shares reserved for issuance under the
   NOMINEES: (01) Ninian Eadie, (02) Ronald Lachman,                Option Plan by 2,000,000 shares.
   (03) Robert M. McClure,(04) Douglas L. Michels,
   (05) Alok Mohan, (06) R. Duff Thompson and                    3. To approve an amendment to the Company's  [_]    [_]      [_]
   (07) Gilbert P. Williamson                                       1993 Director Option Plan (the "Director
                                                                    Plan") to increase the number of shares
        FOR                 WITHHELD                                reserved for issuance under the Director
        ALL   [_]      [_]  FROM ALL                                Plan by 200,000 shares.
     NOMINEES               NOMINEES
                                                                 4. To approve an amendment to the Company's  [_]    [_]      [_]
[_]____________________________________________                     1993 Employee Stock Purchase Plan (the
    For all nominees except as noted above                          "Purchase Plan") to increase the number
                                                                    of shares reserved for issuance under the
                                                                    Purchase Plan by 750,000 shares.

                                                                 5. To ratify the appointment of              [_]    [_]      [_]
                                                                    PricewaterhouseCoopers LLP as independent
                                                                    public accountants of the Company for the
                                                                    fiscal year ending September 30, 1999.

                                                                 6. To transact such other business as may properly come before the meeting or any adjournment thereof.

                                                                              MARK HERE                 MARK HERE
                                                                            FOR ADDRESS               IF YOU PLAN
                                                                             CHANGE AND                 TO ATTEND
                                                                           NOTE AT LEFT   [_]         THE MEETING   [_]


Signature:__________________________________  Date:___________    Signature:__________________________________  Date:___________